EXHIBIT 99.3

COMPENSATION COMMITTEE CHARTER FOR SECURITY CAPITAL ASSURANCE LTD
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PURPOSE

                The Compensation Committee is appointed by the Board to discharge the Board's responsibilities relating to compensation of the Company's officers. The Committee has overall responsibility for approving and evaluating compensation and benefit plans, policies and programs of the Company.

                The Compensation Committee is also responsible for producing any required annual report on executive compensation for inclusion in the Company's proxy statement, in accordance with applicable rules and regulations.

COMMITTEE MEMBERSHIP

                The Compensation Committee shall consist of three members, each of whom shall have knowledge or experience relating to compensation and benefit matters. To the extent consistent with the rules of the New York Stock Exchange, all but one member of the Compensation Committee shall meet the independence requirements of the New York Stock Exchange and each member shall satisfy any other requirements set forth in applicable laws, rules and regulations or the Company's governance documents.

                The members of the Compensation Committee shall be appointed annually by the Board on the recommendation of the Nominating & Governance Committee. Compensation Committee members may be removed by the Board at any time if necessary or appropriate.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

                1. The Compensation Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the Chief Executive Officer or senior executive compensation and shall have sole authority to approve those consultant's fees and other retention terms. The Compensation Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

                2. The Compensation Committee shall review the overall compensation structure of the Company, including compensation plans, programs or policies of individual business units within the Company, to determine that it establishes appropriate incentives for officer employees at all levels. All incentives, while industry-dependent and difference for distinct categories of officers, should be designed to further the Company's long term strategic plan and should be consistent with the culture of the Company and the overall goal of enhancing enduring shareholder value.

                3. The Compensation Committee shall review, approve and oversee all significant employee benefits and related programs and policies adopted by the Company.

                4. The Compensation Committee shall annually review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the Chief Executive Officer's performance in light of those goals and objectives, and recommend to the

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independent directors of the Board the Chief Executive Officer's compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer's compensation, the Compensation Committee will consider primarily the Company's performance and relative shareholder return, the value of similar incentive awards to the Chief Executive Officer at comparable companies, and the awards given to the Chief Executive Officer in past years.

                5. The Compensation Committee shall annually review and approve the compensation of all executive officers and other key executives, including awards under incentive-compensation plans and equity-based plans, provided that compensation of the Chief Executive Officer shall be approved by the independent directors of the Board, and compensation of the other executive officers listed in the Company's proxy statement shall be approved by the Board.

                6. The Compensation Committee shall annually review for the Chief Executive Officer and the other executive officers listed in the Company's proxy statement, and review and approve for the other senior executives of the Company, (a) the annual base salary level, (b) the annual incentive compensation opportunity level, (c) the long-term incentive compensation opportunity level,
(d) employment agreements, severance arrangements, and change-in-control agreements/provisions, in each case as, when and if appropriate, and (e) any special or supplemental benefits or other compensation.

                7. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

                8. The Compensation Committee shall make regular reports to the Board.

                9. The Compensation Committee shall annually review its own performance.

                10. The Compensation Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Nominating & Governance Committee and ultimately to the Board for approval.

                11. The Compensation Committee shall perform such other activities as the Board may from time to time deem necessary or appropriate.


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